Exhibit 99.1

BDSI Receives $30 Million Upfront Payment Under BEMATM

Fentanyl Commercialization Agreement with Meda AB

Milestone payment expected to generate positive net cash flow from operating activities in 2007

MORRISVILLE, N.C.—September 14, 2007—BioDelivery Sciences International, Inc. (Nasdaq: BDSI) has received its initial $30 million non refundable milestone payment from Meda AB under the company’s exclusive license agreement for the commercialization of BEMATM Fentanyl in the U.S., Canada and Mexico.

While BDSI and Meda entered into their commercialization partnership on September 5, 2007, the initial payment was deferred pending Hart Scott Rodino review of the transaction by the Federal Trade Commission (FTC). BDSI has been informed by the FTC that this review will not be undertaken.

Dr. Mark Sirgo, BDSI’s President and CEO, stated, “This is a watershed moment in the history of BDSI. When we acquired the BEMA drug delivery technology in 2004, we stated that our goal was to transform BDSI from a drug delivery technology company into a product-driven specialty pharmaceutical company. With positive Phase III data and a valuable U.S. commercial partnership for our lead product BEMA Fentanyl in hand, we firmly believe that we have achieved significant, tangible progress toward that goal.”

Dr. Sirgo continued, “We are projecting that our receipt of this significant milestone will help BDSI generate positive cash flow in 2007 and place us in a sound financial position in 2008 as we anticipate the commercial launch of BEMA Fentanyl.”

With the $30 million payment received, BDSI projects:

•	Approximately $13 million of net cash flow from operating activities in 2007.

•	Prompt repayment of $3 million in secured short term debt incurred to finance the initial payment of the U.S. BEMA technology acquisition from QLT.

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The only remaining debt by the end of the first quarter of 2008 will be the remaining $5 million owed to QLT for U.S. and non-U.S. rights to the BEMA asset. These payments correspond closely to future milestone payments from its commercial partner.

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The potential for net cash flow from operating activities in 2008 is expected to exceed that for 2007 due to the potential milestone payments aggregating $30 million payable upon FDA approval of BEMA Fentanyl in the U.S. and the potential for royalty payments.

Dr. Sirgo added, “In the near term, we look forward to our NDA submission for BEMA Fentanyl and the preparation with our partner for a potential late 2008 commercial launch of this important product. We also look forward to prudently, yet aggressively, developing our other pipeline products.”

About BEMATM Fentanyl

BEMATM Fentanyl consists of a small, dissolvable, polymer delivery system, formulated with the opioid narcotic fentanyl, for application to the buccal (inner lining of cheek) membranes. BEMATM Fentanyl has shown in Phase III clinical studies important patient advantages compared to competing products, especially fewer side effects.

About BioDelivery Sciences International, Inc.

BioDelivery Sciences International, Inc. is a specialty pharmaceutical company that is focused on developing innovative products to treat acute conditions such as pain. The company utilizes its owned and licensed patented drug delivery technologies to develop, partner and commercialize, clinically-significant new products using proven therapeutics. BDSI’s pain franchise currently consists of two products in development utilizing the company’s patented BEMATM oral adhesive disc technology: BEMATM Fentanyl, a treatment for “breakthrough” cancer pain, and BEMATM LA, a second analgesic with a target indication of the treatment of moderate to severe pain. The company is also working with both its BEMATM technology and its patented Bioral® nanocochleate technology on products targeted at other acute treatment opportunities such as insomnia, nausea and vomiting, and infections. The company’s headquarters are located in Morrisville, North Carolina and its principal laboratory is located in Newark, New Jersey. For more information please visit www.bdsinternational.com.

Forward-Looking Statements

Note: Except for the historical information contained herein, this press release and the statements of representatives and partners of BioDelivery Sciences International, Inc. (the “Company”) related thereto contain or may contain, among other things, certain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve significant risks and uncertainties. Such statements may include, without limitation, statements with respect to the Company’s plans, objectives, projections, expectations and intentions and other statements identified by words such as “projects,” “may,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans” or similar expressions. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission. Actual results, including, without limitation: (i) actual sales results and royalty or milestone payments, if any, (ii) the application and availability of corporate funds and the Company’s need for future funds, or (iii) the timing for completion, and results of, scheduled or additional clinical trials and the FDA’s review and/or approval and commercial launch of the Company’s formulations and products and regulatory filings related to the same, may differ significantly from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company’s control).

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